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                                  EXHIBIT 23.1




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                                                                 Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-________) and related Prospectus of Louis Dreyfus Natural Gas Corp. for the registration of $200,000,000 principal amount of 6 7/8% Senior Notes Due 2007 and to the incorporation by reference therein of our report dated January 31, 1997, except for the second paragraph of Note 13, as to which the date is March 10, 1997, with respect to the consolidated financial statements and schedule of Louis Dreyfus Natural Gas Corp. included in its Annual Report on Form 10-K, as amended on Form 10-K/A dated March 19, 1997, for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                  ERNST & YOUNG LLP


Oklahoma City, Oklahoma
February 6, 1998